Exhibit 12

Kimco Realty Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges

	For the year ended December 31,
	2014	2013	2012	2011	2010

Pretax earnings/(loss) from continuing operations before adjustment for noncontrolling interests or income loss from equity investees	$102,726,009	$62,370,363	$20,232,425	$17,528,862	$(13,761,026)

Add:
Interest on indebtedness (excluding capitalized interest)	212,081,486	215,233,093	229,911,808	223,440,800	244,316,985
Amortization of debt related expenses (including capitalized interest)	2,025,069	7,263,026	7,683,550	9,746,436	6,972,171
Portion of rents representative of the interest factor	8,435,339	7,887,716	6,946,781	7,983,136	8,087,630
	325,267,903	292,754,198	264,774,564	258,699,234	245,615,760

Distributed income from equity investees	255,531,665	258,049,650	194,109,970	163,047,852	162,859,662

Pretax earnings from continuing operations, as adjusted	$580,799,568	$550,803,848	$458,884,534	$421,747,086	$408,475,422

Fixed charges -
Interest on indebtedness (including capitalized interest)	$213,369,556	$216,496,349	$231,449,479	$230,521,710	$259,047,037
Amortization of debt related expenses	(2,631,332)	2,641,694	3,099,218	5,271,946	2,803,019
Portion of rents representative of the interest factor	8,435,339	7,887,716	6,946,781	7,983,136	8,087,630

Fixed charges	$219,173,563	$227,025,759	$241,495,478	$243,776,792	$269,937,686

Ratio of earnings to fixed charges	2.6	2.4	1.9	1.7	1.5

Kimco Realty Corporation and Subsidiaries

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	For the year ended December 31,
	2014	2013	2012	2011	2010

Pretax earnings/(loss) from continuing operations before adjustment for noncontrolling interests or income loss from equity investees	$102,726,009	$62,370,363	$20,232,425	$17,528,862	$(13,761,026)

Add:
Interest on indebtedness (excluding capitalized interest)	212,081,486	215,233,093	229,911,808	223,440,800	244,316,985
Amortization of debt related expenses (including capitalized interest)	2,025,069	7,263,026	7,683,550	9,746,436	6,972,171
Portion of rents representative of the interest factor	8,435,339	7,887,716	6,946,781	7,983,136	8,087,630
	325,267,903	292,754,198	264,774,564	258,699,234	245,615,760

Distributed income from equity investees	255,531,665	258,049,650	194,109,970	163,047,852	162,859,662

Pretax earnings from continuing operations, as adjusted	$580,799,568	$550,803,848	$458,884,534	$421,747,086	$408,475,422

Combined fixed charges and preferred stock dividends -
Interest on indebtedness (including capitalized interest)	$213,369,556	$216,496,349	$231,449,479	$230,521,710	$259,047,037
Preferred dividend factor	61,726,839	65,134,969	80,204,186	77,079,863	56,012,243
Amortization of debt related expenses	(2,631,332)	2,641,694	3,099,218	5,271,946	2,803,019
Portion of rents representative of the interest factor	8,435,339	7,887,716	6,946,781	7,983,136	8,087,630

Combined fixed charges and preferred stock dividends	$280,900,402	$292,160,728	$321,699,664	$320,856,655	$325,949,929

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.1	1.9	1.4	1.3	1.3